Exhibit 8.1

July 15, 2014	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

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Fifth Third Holdings Funding, LLC

1701 Golf Road, Tower 1, 9th Floor

Rolling Meadows, IL 60008

Re:	Fifth Third Holdings Funding, LLC

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special federal tax counsel to Fifth Third Holdings Funding, LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company of Asset Backed Notes (the “Notes”) and Asset Backed Certificates (the “Certificates”). As described in the Registration Statement, the Notes and the Certificates will be issued from time to time in series, with each series being issued by a common law trust or a statutory trust (each, a “Trust”) to be formed by the Company pursuant to a Trust Agreement (each, a “Trust Agreement”) between the Company and a trustee, a limited liability company (each, an “LLC”) to be formed pursuant to a Limited Liability Company Agreement (each, an “LLC Agreement”) by the Company or a limited partnership (each, a “LP”) to be formed pursuant to a Limited Partnership Agreement (each, a “LP Agreement”) between the Company and one or more entities as limited partners. For each series, the Notes will be issued pursuant to an Indenture (the “Indenture”) between the related Trust, LLC or LP, as the case may be, and an indenture trustee and the Certificates will be issued pursuant to a Trust Agreement.

In that regard, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of any series of Notes and Certificates and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, the form of Underwriting Agreement, the form of Indenture (including the form of Notes included as an exhibit thereto), the form of Amended and Restated Trust Agreement (including the form of Certificate included as an exhibit thereto), the form of Receivables Sale Agreement, the form of Purchase Agreement, the form of Sale Agreement, the form of Servicing Agreement, the form of Interest Rate Swap Agreement and the form of

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Fifth Third Holdings Funding, LLC

July 15, 2014

Administration Agreement (collectively, the “Operative Documents”). Terms used herein without definition have the meanings given to such terms in the Registration Statement.

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Based on the foregoing and assuming that the Operative Documents with respect to each series are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we hereby confirm that, if we are acting as federal tax counsel with respect to an issuance of Notes and Certificates, the statements set forth in the Prospectus and in the form of Prospectus Supplement (to the extent they relate to federal income tax consequences) forming part of the Registration Statement under the captions “Summary of Terms—Tax Status” and “Material Federal Income Tax Consequences” (as modified by the statements, if any, set forth under those same headings in the related Prospectus Supplement) to the extent that such statements expressly state our opinions or state that our opinion has been or will be provided as to the Notes or the Certificates, accurately reflect our opinion.

We also note that the Operative Documents filed as exhibits to the Registration Statement do not relate to a specific transaction. Accordingly, the above-referenced description of U.S. federal income tax consequences may require modification in the context of an actual transaction. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS position or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

Fifth Third Holdings Funding, LLC

We know that we are referred to under the captions referred to above included in the Registration Statement, and we hereby consent to the use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP